                                                     RULE NO. 424(b)(2)
                                                     REGISTRATION NO. 333-47961


           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL 16, 1998

                                 $400,000,000
                                 OWENS CORNING
                          7 1/2% Debentures due 2018

                                                         [LOGO OF OWENS CORNING]

Interest payable August 1 and February 1                      Due August 1, 2018

                                 ------------

The 7 1/2%  Debentures due 2018 (the "Debentures") are being  offered by Owens
 Corning  ("Owens  Corning"  or  the   "Company").  The  Debentures  will  be
  redeemable, in whole or in part, at the option of the Company at any time at a redemption price equal to the greater of (i) 100% of the principal amount of such  Debentures or (ii) the sum of the  present values of the remaining scheduled payments of  principal and interest (not including the portion of any such payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months)
       at the Adjusted Treasury  Rate (as defined herein), plus  accrued
       and  unpaid   interest  thereon  to  the  redemption  date.  The
        Debentures  will not  be  entitled to  any  sinking fund.  The
         Debentures will be represented  by Book Entry Securities (as defined herein) registered  in the  name of The  Depository
          Trust  Company ("DTC") or its nominee.  Except as provided herein and in the accompanying Prospectus, Debentures in
            definitive form  will not be  issued. See  "Description
            of the Debentures" herein.

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS   THE
 SECURITIES  AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION
  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                         UNDERWRITING
                                              PRICE TO   DISCOUNTS AND  PROCEEDS TO
                                             PUBLIC(1)    COMMISSIONS  COMPANY(1)(2)
                                             ---------   ------------- -------------
Per Debenture..............................   99.803%        .875%        98.928%
Total...................................... $399,212,000  $3,500,000   $395,712,000

(1) Plus accrued interest, if any, from July 27, 1998.
(2)Before deduction of expenses payable by the Company estimated at $446,000.

  The Debentures are offered by the several Underwriters when, as and if issued by the Company, delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that delivery of the Debentures in book-entry form will be made through the facilities of DTC on or about July 27, 1998, against payment in immediately available funds.

CREDIT SUISSE FIRST BOSTON
            BNY CAPITAL MARKETS, INC.
                         MERRILL LYNCH & CO.
                                     RBC DOMINION SECURITIES CORPORATION
                                                  SCOTIA CAPITAL MARKETS
                                                                       SG COWEN

                  Prospectus Supplement dated July 22, 1998.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT-COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

  This Prospectus Supplement and the accompanying Prospectus and the documents incorporated by reference therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Some of the important factors that may influence possible differences are continued competitive factors and pricing pressures, construction activity, interest rate movements, issues involving implementation of new business systems, achievement of expected cost reductions and asbestos litigation. Further information on factors that could affect the Company's financial and other results are included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "1997 Form 10-K") and the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1998 filed with the Securities and Exchange Commission and incorporated herein by reference.

                                  THE COMPANY

  Owens Corning is a world leader in building materials and high performance glass fiber composites. The Company's products are used in industries such as home improvement, new construction, transportation, marine, aerospace, energy, appliance and electronics. The Company is a market leader in each of the North American markets for insulation, roofing and vinyl siding, and is the world leader in composites. In 1997, the Building Materials segment accounted for 74% of the Company's total sales and the Composite Materials segment accounted for 26% of total sales.

BUILDING MATERIALS

  The Company's Building Materials business sells a variety of building and home improvement products in three major categories: (i) glass fiber, foam and mineral wool insulation, (ii) roofing materials, and (iii) exterior products for the home, such as vinyl and metal siding and accessories, vinyl windows and patio doors, rainware (gutters and downspouts), cast stone building products and housewrap. The Owens Corning name, its trademarked color PINK and licensed Pink Panther icon and its FIBERGLAS(R) trademark enjoy strong brand recognition with homeowner consumers in the building materials market.

COMPOSITE MATERIALS

  The Company is the world's leading producer of glass fiber materials used in composites. Composites are fabricated material systems made up of two or more components (e.g., plastic resin and glass fiber) used in various applications to replace traditional materials, such as aluminum, wood, and steel. The global composites industry has expanded to include thousands of end-use applications. The primary end-use markets that the Company serves are construction, transportation, and electrical/electronics. In the construction market, the major end-use application for glass fiber is asphalt roofing shingles. In the transportation market, glass fiber is used mainly in automotive and truck parts, a use that is continuing to grow as the amount of composite materials per vehicle increases. Within the electrical/electronics markets, glass fiber is used extensively in printed circuit boards made for the consumer electronics, transportation and telecommunications industries.

GROWTH STRATEGY

  Owens Corning's growth agenda has focused on increasing sales and earnings by (i) acquiring businesses with products that can be sold through existing or complementary distribution channels, (ii) achieving productivity improvements in existing and acquired businesses and (iii) entering new high-growth markets. The Company is implementing two major initiatives, System Thinking and Advantage 2000, to achieve productivity improvements across all businesses. System Thinking for the Home(TM) leverages Owens Corning's broad product offering and strong brand recognition to increase its share of the building materials and home improvement markets. This systems approach represents a shift from product-oriented selling to providing systems-driven solutions that combine the Company's insulation, roofing, exterior and sound control systems, to provide a high performance, cost-effective building "envelope" for the home. In addition, Owens Corning is implementing Advantage 2000, a fully integrated business technology system designed to reduce costs and improve business processes.

  The Company has grown its sales from nearly $3.4 billion in 1994 to approximately $5.0 billion on a pro forma basis giving effect to acquisitions made in 1997. Acquisitions have been a significant component of that growth. Since 1994, the Company completed 17 acquisitions for an aggregate purchase price of over $1.2 billion. The Company's acquisitions have broadened its lines of business to include siding, accessories and other home exteriors and have diversified its materials portfolio beyond fiber glass to include polymers such as vinyl and styrene, and metal and stone. In 1997, the Company completed its two largest acquisitions by acquiring Fibreboard Corporation ("Fibreboard") and AmeriMark Building Products, Inc. ("AmeriMark"), making Owens Corning the leader in the U.S. vinyl siding, siding accessories and cast stone markets, as well as a large speciality distributor in North America through nearly 200 company-owned distribution centers.

PRICING ENVIRONMENT

  Despite improvements in the Company's strategic position in 1997, the Company experienced a highly competitive pricing environment in several of its product markets that negatively impacted financial results. In North America, insulation pricing decreased by approximately 10 percent over the course of 1997 and worldwide composite pricing decreased by approximately 6 percent from late 1996 through 1997. Income from operations for 1997 was adversely impacted by approximately $87 million as a result of price declines in insulation products and approximately $64 million as a result of price declines affecting Composite Materials. Offset by small price increases in other businesses, the net effect of price on 1997 income from operations was approximately $142 million.

  In the first and second quarters of 1998, the Company announced price increases applicable to its residential and industrial insulation products and certain residential roofing products.

                              RECENT DEVELOPMENTS

RESTRUCTURING TO IMPROVE PROFITABILITY

  As a result of the growth in Owens Corning's business through acquisitions and the significant pricing pressure the Company experienced in 1997, the Company has implemented a strategic restructuring program designed to improve profitability. The restructuring program will streamline the organization, reduce overhead, enhance manufacturing productivity and close high cost manufacturing facilities, resulting in a 9 percent reduction (approximately 2,200 people) in the work force worldwide. The Company expects to decrease operating costs by approximately $100 million in 1998, and by an additional $75 million when the program is fully implemented in 1999, resulting in ongoing pre-tax savings of approximately $175 million per year. In addition to the restructuring savings of $100 million, the Company expects to achieve approximately $30 million in additional synergies and cost savings in 1998 from integrating the Fibreboard and AmeriMark acquisitions.

  The restructuring program and other cost reduction initiatives are expected to result in a pre-tax charge of $250 million. Approximately $143 million of the charge was recorded in the fourth quarter of 1997, which is reflected in the results of operations for the year ended December 31, 1997. Approximately $95 million of the charge was recorded in the first quarter of 1998 and the balance is expected to be charged during the remainder of the year.

DIVESTITURE PROGRAM

  The Company is also focused on divesting certain non-strategic operations to reduce debt and focus its efforts on core businesses. The divestiture program is expected to result in net cash proceeds during 1998 of between $400 and $500 million. In the first quarter of 1998, the Company completed the sale of the assets of Pabco, a producer of molded calcium silicate insulation, fireproofing board and metal jacketing, acquired as part of the Fibreboard acquisition in 1997, and its 50 percent interest in Alpha/Owens Corning LLC, a manufacturer and marketer of unsaturated polyester and vinylester resins, for approximately $140 million. In the second quarter of 1998, the Company announced that it is exploring the possible sale of its Glass Fiber Yarns and Specialty Materials portion of its Composites Materials business. The Company continues to evaluate other divestiture opportunities.

SECOND QUARTER 1998 RESULTS

  Net sales were $1,286 million, an increase of 26 percent over $1,017 million recorded in the second quarter of 1997. Acquisitions made in the Company's Exterior Systems Business during the second half of 1997 were the primary contributors to the sales increase. Net income was $59 million, or $1.02 per diluted share in the second quarter, compared to $63 million, or $1.11 per diluted share reported for the second quarter of 1997.

  For the first six months of 1998, net sales were $2,423 million, up 28 percent from $1,892 million in the first half of 1997. Net income was $67 million or $1.20 per diluted share, compared to $105 million or $1.88 per diluted share in the first half of 1997. Net income for the six months ended June 30, 1998 included the following items from the first quarter of 1998: a pre-tax charge of $95 million ($63 million after-tax) for restructuring and other actions, a pre-tax gain of $84 million ($52 million after-tax) from the sale of the Company's 50 percent interest in Alpha/Owens Corning LLC and a tax credit of $13 million associated with Asia Pacific operations. Income from operations for the six months ended June 30, 1998 was $173 million, compared to $188 million in the first six months of 1997.

 BUILDING MATERIALS

  Sales in Building Materials were $995 million for the second quarter of 1998, up 40 percent over the second quarter of 1997. Excluding the Exterior Systems acquisitions made in the second half of 1997, second quarter sales in Building Materials were down slightly over the year-ago quarter primarily due to price.

  Volume was basically flat in Building Materials, with an unfavorable quarter-over-quarter price comparison in the Insulation Systems Business.

  Building Materials income from operations was $91 million in the second quarter of 1998, up 23 percent compared to the second quarter of 1997, despite the unfavorable price environment.

  Although vinyl siding prices were down, margins were maintained in the Exterior Systems Business due to lower raw material costs, higher volume and consolidation synergies.

 COMPOSITE MATERIALS

  Sales in Composite Materials were $291 million in the second quarter of 1998, down 4 percent from the second quarter of 1997, due primarily to volume declines in the United States. Demand for electronic circuit boards slowed at the end of the second quarter and sales were impacted by some order cancellations due to the General Motors strike.

  Volume was up in Europe but prices have not recovered from the declines in 1997. Sales were down significantly in Latin America due to a furnace problem in the Company's Brazilian operations, however Asia Pacific volumes were stable and the Company continues to grow its share in the region.

  Composites income from operations increased to $59 million in the second quarter of 1998, up 18 percent on slightly lower sales compared to the second quarter of 1997 due to productivity improvements and cost reductions.

                                USE OF PROCEEDS

  The net proceeds from the sale of the Debentures offered hereby, after payment of expenses related to the offering and underwriting discounts and commissions, are expected to be approximately $395 million. The Company intends to use the net proceeds to fund the cash tender offers commenced on July 21, 1998 (the "Tender Offers") for $150,000,000 aggregate principal amount of the Company's 8 7/8% Debentures due 2002 and $150,000,000 aggregate principal amount of the Company's 9 3/8% Debentures due 2012 and $150,000,000 aggregate principal amount of O.C. Funding B.V.'s 10% Debentures due 2001 or to repay a portion of the outstanding borrowings under its revolving credit agreement dated as of June 26, 1997, as amended (the "Credit Agreement"). The Company intends to draw $100 million under the Credit Agreement to repay the principal of its 9.8% Debentures due August 15, 1998 when they mature on August 15, 1998. The Credit Agreement has a maximum commitment of $1.8 billion and provides for varying terms and interest rates. The weighted average interest rate under the Credit Agreement was 6.0% at June 30, 1998. Borrowings under the Credit Agreement were used to repay the Company's previous U.S. and Canadian credit facilities and select short-term debt and to fund the acquisition of Fibreboard.

                                CAPITALIZATION

  The following table summarizes (i) the actual consolidated capitalization of the Company at June 30, 1998 and (ii) the capitalization of the Company as adjusted to reflect the issuance of the Debentures offered hereby and the application of the estimated net proceeds thereof. This table should be read in conjunction with the Company's Consolidated Financial Statements for the year ended December 31, 1997 and for the quarter ended March 31, 1998 and Notes thereto and the Company's Current Report on Form 8-K dated July 17, 1998, incorporated by reference in the accompanying Prospectus.

                                                          AT JUNE 30, 1998
                                                         ---------------------
                                                                       AS
                                                         ACTUAL    ADJUSTED(B)
                                                         ------    -----------
                                                           (IN MILLIONS)
      Short-term debt, including current portion of
       long-term debt..................................  $  247(a)   $  247
                                                         ======      ======
      Long-term debt...................................   1,761       1,837
      Company obligated securities of entities holding
       solely parent debentures
        Convertible Monthly Income Preferred Securities
         (MIPS)........................................  $  194      $  194
        Trust Preferred Hybrid Securities..............     309         309
      Stockholders' equity.............................    (382)       (426)(c)
                                                         ------      ------
          Total capitalization.........................  $2,129      $2,161
                                                         ======      ======

--------
(a) Includes $100 million of the Company's 9.8% Debentures due August 15,
    1998.
(b) Adjusted to reflect the sale of the Debentures offered hereby and the completion of the Tender Offers, including the payment of related premiums, based on certain benchmark treasury rates on July 20, 1998, and assuming 100% of the securities are purchased pursuant to the Tender Offers.
(c) Adjusted to reflect the extraordinary loss for the early extinguishment of debt.

                      RATIO OF EARNINGS TO FIXED CHARGES

  For purposes of the calculation of the ratio of earnings to fixed charges, earnings represent net income before fixed charges, provision for taxes on income, undistributed earnings of equity basis investments, extraordinary losses from early retirement of debt and the cumulative effect of accounting changes. Fixed charges include interest expense, the portion (one-third) of rental expense deemed to be representative of interest and preferred stock dividends requirements of consolidated subsidiaries. The Company's earnings in 1996 were insufficient to cover fixed charges by approximately $600 million.

                                      SIX MONTHS
                                         ENDED
                                       JUNE 30,   YEAR ENDED DECEMBER 31,
                                      ----------- ---------------------------
                                      1998  1997  1997  1996 1995  1994  1993
                                      ----- ----- ----  ---- ----  ----  ----
   Ratio of Earnings to Fixed
    Charges.......................... 1.69x 3.02x 1.34x --   3.67x 2.15x 2.42x

                              ASBESTOS LITIGATION

  Owens Corning is a co-defendant with other former manufacturers, distributors and installers of products containing asbestos and with miners and suppliers of asbestos fibers in personal injury litigation. The personal injury claimants generally allege injuries to their health caused by inhalation of asbestos fibers from Owens Corning's products. Most of the claimants seek punitive damages as well as compensatory damages. Virtually all of the asbestos-related lawsuits against Owens Corning arise out of its manufacture, distribution, sale or installation of an asbestos-containing calcium silicate, high temperature insulation product, the manufacture of which was discontinued in 1972.

  For a discussion of the Company's asbestos liabilities, see Note 22 to the Company's Consolidated Financial Statements for the year ended December 31, 1997 and Note 11 to the Company's Consolidated Financial Statements for the quarter ended March 31, 1998 incorporated by reference in the accompanying Prospectus.

                         DESCRIPTION OF THE DEBENTURES

  The following sets forth the particular terms of the Debentures offered hereby and supplements and should be read in conjunction with the statements in the accompanying Prospectus under the caption "Description of Debt Securities." Capitalized terms not otherwise defined herein shall have the meanings given to them in the accompanying Prospectus.

GENERAL

  The Debentures will be issued as a series of Debt Securities under an Indenture (the "Indenture") dated as of May 5, 1997 between the Company and The Bank of New York, as Trustee, which is more fully described in the accompanying Prospectus.

  The Debentures will be issued as unsecured obligations of the Company in an aggregate principal amount of $400,000,000 and will mature on August 1, 2018.

  The Debentures will bear interest from July 27, 1998, payable semiannually in arrears on each February 1 and August 1, commencing February 1, 1999, at the rate set forth on the cover page of this Prospectus Supplement, to the persons in whose names the Debentures are registered on the preceding January 15 and July 15, respectively.

  The principal of, premium, if any, and interest on the Debentures will be payable, the transfer of Debentures will be registrable and the Debentures may be presented for exchange, at the office of the Trustee located at 101 Barclay Street, Floor 21W., New York, NY 10286, attention: Corporate Trust, Trustee Administration. So long as the Debentures are represented by Book Entry Securities, the interest payable on the Debentures will be paid to Cede & Co., the nominee of The Depository Trust Company ("DTC"), the Depositary for the Debentures, or its registered assigns as the registered owner of the Book Entry Securities, by wire transfer of immediately available funds on each of the applicable interest payment dates, not later than 2:30 p.m. Eastern Standard Time. If the Debentures are no longer represented by Book Entry Securities, payment of interest may, at the option of the Company, be made by check mailed to the address of the Person entitled thereto.

  The Debentures will not be subject to any sinking fund.

OPTIONAL REDEMPTION

  The Debentures will be redeemable, in whole or in part, at the option of the Company at any time at a redemption price equal to the greater of (i) 100% of the principal amount of such Debentures or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including the portion of any such payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (determined on the third Business Day preceding such redemption date), plus, in each case, accrued and unpaid interest thereon to the redemption date.

  "Adjusted Treasury Rate" means the arithmetic mean of the yields under the heading "Week Ending" published in the Statistical Release most recently published prior to the date of determination under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the redemption date, of the principal being redeemed, plus 0.375%. If no maturity set forth under such heading exactly corresponds to the maturity of such principal, yields for the two published maturities most closely corresponding to the maturity of such principal shall be calculated pursuant to the immediately preceding sentence, and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in the relevant period to the nearest month.

  "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively-traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the terms of the Debentures, then such other reasonably comparable index which shall be designated by the Company.

  Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Debentures to be redeemed.

  Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Debentures or portions thereof called for redemption.

BOOK ENTRY, DELIVERY AND FORM

  The Debentures will be represented by Book Entry Securities that will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., the nominee of DTC.

  DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participating organizations ("participants") and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants.

  Unless and until they are exchanged in whole or in part for certificated Debentures, in definitive form, the Book Entry Securities may not be registered for transfer or exchange except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor depository or a nominee of such successor depository.

  A further description of DTC's procedures with respect to the Debentures is set forth in the accompanying Prospectus under the heading "Description of Debt Securities--Book Entry Debt Securities."

DEFEASANCE

  The provisions described under "Description of Debt Securities--Defeasance of Offered Debt Securities or Certain Covenants in Certain Circumstances" in the accompanying Prospectus are applicable to the Debentures.

                                 UNDERWRITING

  Under the terms and subject to the conditions contained in an Underwriting Agreement dated July 22, 1998 (the "Underwriting Agreement") and the related Pricing Agreement dated July 22, 1998 (the "Pricing Agreement"), the Underwriters named below (the "Underwriters") have severally but not jointly agreed to purchase from the Company the following respective principal amounts of the Debentures:

                                                                    PRINCIPAL
                              UNDERWRITER                             AMOUNT
                              -----------                          ------------
      Credit Suisse First Boston Corporation...................... $200,000,000
      BNY Capital Markets, Inc....................................   40,000,000
      Merrill Lynch, Pierce, Fenner & Smith Incorporated..........   40,000,000
      RBC Dominion Securities Corporation.........................   40,000,000
      Scotia Capital Markets (USA) Inc. ..........................   40,000,000
      SG Cowen Securities Corporation.............................   40,000,000
                                                                   ------------
          Total................................................... $400,000,000
                                                                   ============

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all the Debentures, if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

  The Company has been advised by the Underwriters that the Underwriters propose to offer the Debentures to the public initially at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession of 0.50% of the principal amount per Debenture, and the Underwriters and such dealers may allow a discount of 0.25% of such principal amount per Debenture on sales to certain other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the Underwriters.

  The Debentures are a new issue of securities with no established trading market. The Underwriters have advised the Company that they intend to act as market makers for the Debentures. However, the Underwriters are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Debentures.

  The Bank of New York, Royal Bank of Canada, Societe Generale, The Bank of Nova Scotia and Credit Suisse First Boston are affiliates of BNY Capital Markets, Inc., RBC Dominion Securities Corporation, SG Cowen, Scotia Capital Markets (USA) Inc. and Credit Suisse First Boston Corporation, respectively, and are lenders under the Credit Agreement and have in the past, and may in the future, engage in other commercial banking transactions with the Company. The Company may use a portion of the net proceeds of this offering to repay in part amounts outstanding under the Credit Agreement, and such lenders may receive in excess of 10% of such net proceeds (not including underwriting compensation). Because more than 10% of the net proceeds of the offering may be received by entities affiliated with members of the National Association of Securities Dealers, Inc. (the "NASD") participating in the offering made hereby, the offering is being conducted pursuant to Rule 2710(c)(8) of the Conduct Rules of the NASD. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as dealer manager of the Tender Offers. The Bank of New York is also Trustee under the Indenture.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the Underwriters may be required to make in respect thereof.

  The Underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Debentures in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a broker-dealer when the Debentures originally sold by such broker-dealer are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Debentures to be higher than it would otherwise be in the absence of such transactions.

                         NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

  The distribution of the Debentures in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of Debentures are effected. Accordingly, any resale of the Debentures in Canada must be made in accordance with applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Debentures.

REPRESENTATIONS OF PURCHASERS

  Each purchaser of Debentures in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Debentures without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions".

RIGHTS OF ACTION (ONTARIO PURCHASERS)

  The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

  All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

  A purchaser of Debentures to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Debentures acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Debentures acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

  Canadian purchasers of Debentures should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Debentures in their particular circumstances and with respect to the eligibility of the Debentures for investment by the purchaser under relevant Canadian Legislation.

                          VALIDITY OF THE DEBENTURES

  The validity of the Debentures offered hereby will be passed upon for the Company by Shearman & Sterling, New York, New York and for the Underwriters by Sullivan & Cromwell, Los Angeles, California.

                              U.S. $1,000,000,000

                                 OWENS CORNING

                                DEBT SECURITIES

                               ----------------

  Owens Corning (the "Company") may from time to time offer its unsecured debt securities consisting of notes, debentures or other evidences of indebtedness (the "Debt Securities") which may be issued in one or more series or issuances and will be limited to U.S. $1,000,000,000 aggregate public offering price (or such greater amount if issued at an original issue discount, as shall result in aggregate proceeds of U.S. $1,000,000,000). Certain specific terms of the particular series of Debt Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"), including the specific designation, the aggregate principal amount, the denomination, the maturity, the premium, if any, the interest rate (which may be fixed, floating or adjustable rate), if any, the method of calculating payment of interest, if any, the place or places where principal of, and premium, if any, and interest, if any, on, such Debt Securities will be payable, any terms of redemption at the option of the Company or of the holder, any sinking fund provisions, the initial public offering price and other specific terms. Unless otherwise specified in a Prospectus Supplement, the Debt Securities, when issued, will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of the Company.

                               ----------------

 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE  COMMISSION OR ANY STATE SECURITIES COMMISSION NOR  HAS THE
     SECURITIES   AND  EXCHANGE  COMMISSION   OR  ANY  STATE   SECURITIES
       COMMISSION  PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF  THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
           OFFENSE.

                               ----------------

  The Company may sell the Debt Securities to or through underwriters, through dealers or agents, directly to purchasers or through a combination of such methods. See "Plan of Distribution". The accompanying Prospectus Supplement sets forth the names of any underwriters, dealers or agents, if any, involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered and any applicable fee, commission or discount arrangements with them.

 THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF DEBT SECURITIES UNLESS
                    ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                               ----------------

                The date of this Prospectus is April 16, 1998.

  No dealer, salesperson or other person has been authorized to give any information or make any representations, other than those contained or incorporated by reference in this Prospectus and the applicable Prospectus Supplement, and if given or made such information or representations must not be relied upon as having been authorized by the Company or any agent, underwriter or dealer. This Prospectus and the applicable Prospectus Supplement do not constitute an offer of any securities other than those to which they relate, or an offer to sell or a solicitation of an offer to buy those to which they relate in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus and/or the applicable Prospectus Supplement at any time does not imply that the information herein or therein is correct as of any time subsequent to its date.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a site on the world wide web at http://www.sec.gov that contains reports, proxy and information statements and other information filed electronically by the Company. In addition, such reports, proxy statements and other information may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, upon which the common stock of the Company is traded.

  This Prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus and any accompanying Prospectus Supplement do not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Debt Securities offered hereby, reference is made to the Registration Statement and the exhibits and the financial statements, notes and schedules filed as a part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the Commission, at the addresses set forth above. Statements made in this Prospectus and any Prospectus Supplement concerning the contents of any documents referred to herein are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following document filed by the Company with the Commission pursuant to the Exchange Act is incorporated herein by reference:

  (1) the Company's Annual Report on Form 10-K (File No. 1-3660) for the fiscal year ended December 31, 1997, filed on March 13, 1998 (the "1997 Form 10-K").

  (2) the Company's Current Reports on Form 8-K, filed on January 9, 1998 and on April 16, 1998.

  All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Debt Securities shall hereby be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such documents. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that any statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

  The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents described above and incorporated by reference herein (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written or telephone requests should be directed to: Owens Corning, One Owens Corning Parkway, Toledo, Ohio 43659, Attention: Secretary's Office (telephone: (419) 248-8000).

                                  THE COMPANY

  Owens Corning, a global company incorporated in Delaware in 1938, serves consumers and industrial customers with high-performance glass composites and building materials systems. These products are used in industries such as home improvement, new construction, transportation, marine, aerospace, energy, appliance, packaging and electronics. Many of these products are marketed under the trademark FIBERGLAS(R) and/or the color PINK trademark. The Company operates in two industry segments--Building Materials and Composite Materials. Owens Corning acquired Fibreboard Corporation and AmeriMark Building Products, Inc. in 1997, making Owens Corning the leader in the U.S. vinyl siding, siding accessories and cast stone markets, as well as providing the Company with a large network of company-owned specialty distribution centers. These operations are included in the Building Materials segment. The Company also has affiliate companies in a number of countries.

  The Company's principal executive offices are located at Owens Corning World Headquarters, Toledo, Ohio 43659, and its telephone number is (419) 248-8000. Unless the context indicates otherwise, references in this Prospectus to the "Company" include Owens Corning and its consolidated subsidiaries.

                                USE OF PROCEEDS

  Except as set forth in a Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Debt Securities for general corporate purposes, including, without limitation, working capital, capital expenditures, investments in or loans to subsidiaries, repurchases or redemptions of the Company's outstanding debt securities or other reductions of the Company's outstanding borrowings, possible future business acquisitions, the satisfaction of other obligations or for such other purposes as may be specified in the applicable Prospectus Supplement.

                        DESCRIPTION OF DEBT SECURITIES

  The Debt Securities are to be issued under an Indenture (as amended or supplemented from time to time, the "Indenture") between the Company and The Bank of New York, as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement. The statements herein relating to the Debt Securities and the following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms, and the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Wherever particular sections or defined terms of the Indenture are referred to in this section or in a Prospectus Supplement, such sections or defined terms are incorporated herein or therein by reference.

  The following sets forth certain general terms and provisions of the Debt Securities offered hereby. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") will be described in the Prospectus Supplement relating to such Offered Debt Securities (the "Applicable Prospectus Supplement").

CERTAIN DEFINITIONS

  "Attributable Debt" will be defined to mean the total net amount of rent (discounted at the rate of 12% per annum compounded semiannually) required to be paid under a lease during the remaining term of such lease.

  "Consolidated Net Tangible Assets" will be defined as the aggregate amount of assets after deducting therefrom (a) all current liabilities (excluding any thereof constituting Funded Debt by reason of being renewable or extendable) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of the Company and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles.

  "Debt" will be defined as notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

  "Funded Debt" will be defined as all indebtedness for money borrowed, or evidenced by a bond, debenture, note or similar instrument or agreement whether or not for money borrowed, having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower.

  "Mortgage" will be defined as any pledge, mortgage or other lien.

  "Principal Property" will be defined as any facility (together with the land upon which it is erected and fixtures comprising a part thereof) used primarily for manufacturing, processing or warehousing, located in the United States, and having a gross book value as of the date of determination thereof in excess of 1% of Consolidated Net Tangible Assets, other than any such facility or portion thereof (i) which is financed by means of industrial revenue bonds or (ii) which, in the opinion of the Board of Directors of the Company, is not of material importance to the total business conducted by the Company and its Subsidiaries as an entirety.

  "Restricted Subsidiary" will be defined as a Subsidiary of the Company which owns any Principal Property.

  "Subsidiary" will be defined as a corporation at least a majority of the outstanding voting stock of which is owned, directly or indirectly, by the Company and/or one or more Subsidiaries of the Company.

GENERAL

  The Indenture does not limit the amount of Debt Securities that may be issued thereunder and Debt Securities may be issued thereunder from time to time in one or more series. The Debt Securities will be unsecured and unsubordinated obligations of the Company and will rank equally and ratably with other unsecured and unsubordinated obligations of the Company.

  Unless otherwise indicated in the Applicable Prospectus Supplement, principal of, premium, if any, and interest on the Debt Securities will be payable, and the transfer of Debt Securities will be registrable, at the office or agency to be maintained by the Company in The City of New York and at any other office or agency maintained by the Company for such purpose. (Sections 301, 305 and 1002) The Debt Securities will be issued only in fully registered form without coupons and, unless otherwise indicated in the Applicable Prospectus Supplement, in denominations of $1,000 or integral multiples thereof. (Section 302) No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental change imposed in connection therewith. (Section 305)

  The Applicable Prospectus Supplement will describe the terms of the Offered Debt Securities, including: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities;
(3) the person or entity to whom any interest on the Offered Debt Securities shall be payable, if other than the person or entity in whose name that Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, (4) the date or dates on which the principal of and premium, if any, on the Offered Debt Securities is payable or the method of determination thereof; (5) the rate or rates at which the Offered Debt Securities shall bear interest, if any, the date or dates from which any such interest shall accrue or the method by which such date or dates shall be determined, the Interest Payment Dates on which any such interest shall be payable and the Regular Record Date for interest payable on any Interest Payment Date; (6) the place or places where the principal of, premium, if any, and interest on the Offered Debt Securities shall be payable; (7) the period or periods within which, the price or prices at which, the currency or currencies (including currency units) in which and the other terms and conditions upon which the Offered Debt Securities may be redeemed, in whole or in part, at the option of the Company, (8) the obligation, if any, of the Company to redeem or purchase the Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which and the other terms and conditions upon which the Offered Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation; (9) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Debt Securities shall be issuable; (10) the currency, currencies or currency units in which payment of the principal of and any premium and interest on any Offered Debt Securities shall be payable if other than the currency of the United States of America; (11) if the amount of payments of principal of or any premium or interest on any Offered Debt Securities may be determined with reference to an index, formula or other method, the index, formula or other method by which such amounts shall be determined; (12) if the principal of or any premium or interest on any Offered Debt Securities is to be payable, at the election of the Company or a holder thereof, in one or more currencies or currency units other than that or those in which the Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on the Offered Debt Securities as to which such election is made shall be payable, and the periods within which and the other terms and conditions upon which such election is to be made; (13) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities which shall be payable upon declaration of acceleration of the maturity thereof or the method by which such portion may be determined; (14) the applicability of the provisions described under "-- Defeasance of Offered Debt Securities or Certain Covenants in Certain Circumstances"; (15) if the Offered Debt Securities will be issuable only in the form of a Book Entry Security as described under "--Book Entry Debt Securities", the Depositary or its nominee with respect to the Offered Debt Securities and the circumstances under which the Book Entry Security may be registered for transfer or exchange or authenticated and delivered in the name of a person or entity other than the Depositary or its nominee; and (16) any other terms of the Offered Debt Securities. The Company does not intend to issue these Debt Securities in any currency other than U.S. dollars. (Section
301)

  Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Material U.S. federal income tax consequences and special considerations applicable to any such Debt Securities will be described in the Applicable Prospectus Supplement.

  If any index is used to determine the amount of payments of principal of, premium, if any, or interest, if any, on any series of Debt Securities, material U.S. federal income tax, accounting and other considerations applicable thereto will be described in the Applicable Prospectus Supplement.

BOOK ENTRY DEBT SECURITIES

  The following description of Book Entry Securities will apply to any series of Debt Securities except as otherwise provided in the Prospectus Supplement relating thereto.

  The Debt Securities of a series may be issued in the form of one or more Book Entry Securities that will be deposited with or on behalf of a Depositary, which will be a clearing agent registered under the Exchange Act. Book Entry Securities will be registered in the name of the Depositary or a nominee of the Depositary, will be deposited with such Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof and any such other matters as may be provided for pursuant to the Indenture. Unless and until it is exchanged in whole or in part for Debt Securities in definitive certificated form, a Book Entry Security may not be transferred or exchanged except as a whole by the Depositary for such Book Entry Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary for such series or a nominee of such successor Depositary, or except in the circumstances described in the Applicable Prospectus Supplement. (Section 305)

  Upon the issuance of any Book Entry Security, and the deposit of such Book Entry Security with or on behalf of the Depositary for such Book Entry Security, the Depositary will credit on its book-entry registration and transfer system the respective principal amounts of the Debt Securities represented by such Book Entry Security to the accounts of institutions ("Participants") that have accounts with the Depositary. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Book Entry Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in a Book Entry Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Book Entry Security or by its nominee. Ownership of beneficial interests in such Book Entry Security by persons who hold through Participants will be shown on, and the transfer of such beneficial interests within such Participants will be effected only through, records maintained by such Participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Book Entry Security.

  So long as the Depositary for a Book Entry Security, or its nominee, is the owner of such Book Entry Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Security represented by such Book Entry Security for all purposes under the Indenture. Accordingly, each person owning a beneficial interest in such Book Entry Security must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under such Indenture. The Company understands that under existing industry practices, if it requests any action of holders or if an owner of a beneficial interest in a Book Entry Security desires to give or take any instruction or action which a holder is entitled to give or take under the Indenture, the Depositary would authorize the Participants holding the relevant beneficial interests to give or take such instruction or action, and such Participants would authorize beneficial owners owning through such Participants to give or take such instruction or action or would otherwise act upon the instructions of beneficial owners holding through them.

  Unless otherwise specified in the Applicable Prospectus Supplement, payments with respect to principal, premium, if any, and interest, if any, on the Debt Securities represented by a Book Entry Security registered in the name of the Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Book Entry Security. The Company expects that the Depositary for any Debt Securities represented by a Book Entry Security, upon receipt of any payment of principal or interest in respect of such Book Entry Security, will credit immediately Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the Book Entry Security as shown on the records of the Depositary. The Company also expects that payments by Participants to owners of beneficial interests in such Book Entry Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities in bearer form held for the accounts of customers or registered in "street name", and will be the responsibility of such Participants. None of the Company, the Trustee or any agent of the Company or the Trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any Book Entry Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

  A Book Entry Security shall be exchangeable for Debt Securities in certificated registered form, of like tenor and of an equal aggregate principal amount, only if (a) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Book Entry Security or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, (b) the Company in its sole discretion determines that such Book Entry Security shall be exchangeable for Debt Securities in certificated registered form or (c) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities. Any Book Entry Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Debt Securities registered in the name or names of such person or persons as the Depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in such Book Entry Security.

CERTAIN COVENANTS OF THE COMPANY

 Restrictions on Secured Debt

  If subsequent to the date of the initial issuance of the Debt Securities of any series, the Company or any Subsidiary shall incur, issue, assume or guarantee any Debt secured by a Mortgage on any Principal Property owned by the Company or any Restricted Subsidiary or on any shares of stock or Debt of any Restricted Subsidiary, the Company will secure, or cause such Subsidiary to secure, such Debt Securities equally and ratably with (or prior to) such secured Debt, unless after giving effect thereto the aggregate amount of all such Debt so secured together with all Attributable Debt in respect of sale and leaseback transactions involving Principal Properties owned by the Company or a Restricted Subsidiary and otherwise prohibited by the Indenture would not exceed 10% of the Consolidated Net Tangible Assets. This restriction will not apply to, and therefore the following shall be excluded in computing secured Debt for the purpose of such restriction: Debt secured by (a) Mortgages on property of, or on any shares of stock or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary, (b) Mortgages in favor of the Company or any Restricted Subsidiary, (c) Mortgages in favor of the United States of America, or any agency, department or other instrumentality thereof, to secure progress, advance or other payments pursuant to any contract or provision of any statute, (d) Mortgages on property, shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) and purchase money Mortgages and construction cost Mortgages (including those incurred within 120 days following the purchase or completion of the property in question) and (e) any extension, renewal or replacement of any Mortgage referred to in the foregoing clauses (a) through (d) inclusive. The Indenture will not restrict the incurring of unsecured Debt by the Company or its Subsidiaries.

 Restrictions on Sales and Leasebacks

  Neither the Company nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Principal Property owned by the Company or any Restricted Subsidiary, the acquisition of which, or completion of construction and commencement of full operation of which, has occurred more than 120 days prior to such sale and leaseback transaction, unless (a) the Company or such Restricted Subsidiary could create Debt secured by a Mortgage on such property in accordance with the immediately preceding paragraph in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the Outstanding Debt Securities or (b) the Company, within 120 days after the sale or transfer of such property, applies to the retirement of its Funded Debt an amount equal to the greater of (i) the net proceeds of the sale of the Principal Property sold and leased back pursuant to such arrangement or (ii) the fair market value of the Principal Property so sold and leased back, subject to credits for certain voluntary retirements of Funded Debt. This restriction will not apply to any sale and leaseback transaction (a) between the Company and a Restricted Subsidiary or between Restricted Subsidiaries or (b) involving a lease for a period of three years or less.

  Unless otherwise indicated in the Applicable Prospectus Supplement, the Indenture does not contain covenants specifically designed to protect holders of Debt Securities in the event of a highly leveraged transaction, restructuring, change in control, merger or similar transaction involving the Company that may adversely affect holders of Debt Securities.

EVENTS OF DEFAULT

  Any one of the following events will constitute an Event of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (b) failure to pay principal of or any premium on any Debt Security of that series when due; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform, or breach of, any covenant or warranty of the Company in the Indenture with respect to Debt Securities of that series continued for 60 days after written notice as provided in the Indenture; (e) certain events of bankruptcy, insolvency or reorganization of the Company; or (f) any other Event of Default provided with respect to Debt Securities of that series. (Section 501)

  If any Event of Default with respect to the Debt Securities of any series at the time outstanding occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502)

  Reference is made to the Applicable Prospectus Supplement relating to any series of Offered Debt Securities that are Original Issue Discount Securities for the particular provisions relating to acceleration of the Stated Maturity of a portion of the principal amount of such series of Original Issue Discount Debt Securities upon the occurrence of an Event of Default and the continuation thereof.

  The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Debt Securities, unless such holders shall have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the Trustee and to certain other conditions, the holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512)

  No holder of any series of Debt Securities will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the holders of at least 25% in principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507) However, such limitations do not apply to a suit instituted by a holder of a Debt Security for enforcement of payment of the principal of and premium, if any, or interest on such Debt Security on or after the respective due dates expressed in such Debt Security. (Section 508)

  The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 1004)

MODIFICATION AND WAIVER

  Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of the holders of any of the Debt Securities in order (i) to evidence the succession of another entity to the Company and the assumption of the covenants and obligations of the Company under the Debt Securities and the Indenture by such successor to the Company; (ii) to add to the covenants of the Company for the benefit of the holders of all or any series of Debt Securities or surrender any right or power conferred on the Company by the Indenture; (iii) to add additional Events of Default with respect to any series of Debt Securities; (iv) to add to or change any provisions to such extent as necessary to facilitate the issuance of Debt Securities in bearer form or to facilitate the issuance of Book Entry Securities; (v) to add to, change or eliminate any provision affecting only Debt Securities not yet issued; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series; (viii) to evidence and provide for successor Trustees or to add or change any provisions to such extent as necessary to provide for or facilitate the appointment of a separate Trustee or Trustees for specific series of Debt Securities; (ix) to permit payment in respect of Debt Securities in bearer form in the United States to the extent allowed by law; (x) to cure any ambiguity, to correct or supplement any mistaken or inconsistent provisions or to make any other provisions with respect to matters or questions arising under the Indenture, provided that any such action (other than in respect of a mistaken provision) does not adversely affect in any material respect the interests of any holder of Debt Securities of any series then outstanding. (Section 901)

  Modifications and amendments of the Indenture also may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series issued under the Indenture and affected by the modification or amendments; provided, however, that no such modification or amendment may, without the consent of the Holders of all Debt Securities affected thereby,
(i) change the Stated Maturity of the principal amount of, or any installment of principal of or interest on, any Debt Security; (ii) reduce the principal amount of, or the premium, if any, or (except as otherwise provided in the Applicable Prospectus Supplement) interest on, any Debt Security (including in the case of an Original Issue Discount Security the amount payable upon acceleration of the maturity thereof); (iii) change the place or currency of payment of principal of, premium, if any, or interest on any Debt Security;
(iv) impair the right to institute suit for the enforcement of any payment on any Debt Security on or after the Stated Maturity thereof (or in the case of redemption, on or after the Redemption Date); or (v) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section 902)

  The holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities of any series may, on behalf of all holders of Debt Securities of that series, waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 1010) The holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of any series may, on behalf of all holders of Debt Securities of that series, waive any past default under the Indenture, except a default in the payment of principal, premium or interest or in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the holder of each Outstanding Debt Security of such series affected thereby. (Section 513)

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company may not consolidate with or merge with or into any other entity or transfer or lease its assets substantially as an entirety to any entity, unless (i) either the Company is the continuing corporation, or any successor or purchaser is a corporation, partnership or trust organized under the laws of the United States of America, any State thereof or the District of Columbia, and any such successor or purchaser expressly assumes the Company's obligations on the Debt Securities under a supplemental indenture, (ii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, (iii) if properties or assets of the Company become subject to a Mortgage not permitted by the Indenture, the Company or such successor entity, as the case may be, takes such steps as shall be necessary effectively to secure the Debt Securities equally and ratably with (or prior to) all Debt secured thereby, and (iv) if a supplemental indenture is to be executed in connection with such consolidation, merger, transfer or lease, the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel stating compliance with these provisions. (Section 801)

DEFEASANCE OF OFFERED DEBT SECURITIES OR CERTAIN COVENANTS IN CERTAIN CIRCUMSTANCES

 Defeasance and Discharge

  The Indenture provides that the terms of any series of Debt Securities may provide that the Company, at the Company's option, will be discharged from any and all obligations in respect of the Debt Securities of such series

(except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which, through the payment of interest and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay any installment of principal (and premium, if any) and interest on, and any mandatory sinking fund payments in respect of, the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. Such discharge may only occur if, among other things, the Company has delivered to the Trustee an opinion of counsel to the effect that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that such discharge will not be deemed, or result in, a taxable event with respect to holders of the Debt Securities of such series. (Sections 1302 and 1304)

 Defeasance of Certain Covenants

  The Indenture provides that the terms of any series of Debt Securities may provide the Company with the option to omit to comply with certain restrictive covenants described in this Prospectus under "--Certain Covenants of the Company--Restrictions on Secured Debt", "--Certain Covenants of the Company-- Restrictions on Sales and Leasebacks" and "--Consolidation, Merger and Sale of Assets". The Company, in order to exercise such option, will be required to deposit with the Trustee money and/or U.S. Government Obligations which, through the payment of interest and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay principal (and premium, if any) and interest on, and any mandatory sinking fund payments in respect of, the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. The Company will also be required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holder of the Debt Securities of such series to recognize income, gain or loss for federal income tax purposes. (Sections 1303 and 1304)

  In the event the Company exercises this option and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their stated maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

  The Applicable Prospectus Supplement will state if any defeasance provision will apply to the Offered Debt Securities.

CONCERNING THE TRUSTEE

  The Bank of New York, a New York banking corporation, is the Trustee under the Indenture and is also trustee under several other indentures with the Company. The Company maintains banking and other business relationships in the ordinary course of business with The Bank of New York. Pursuant to the provisions of the Trust Indenture Act, upon the occurrence of certain events, The Bank of New York may be deemed to have a conflicting interest, by virtue of its acting as the Trustee under the Indenture, the several other indentures and its other business relationships with the Company, thereby requiring it to resign and be replaced by a successor trustee under any or all of the Indenture or the several other indentures.

  The Trustee may resign at any time or may be removed by the holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities. If the Trustee resigns, is removed or becomes incapable of acting as Trustee or if a vacancy occurs in the office of the Trustee for any cause, a successor Trustee shall be appointed in accordance with the provisions of the Indenture.

                             PLAN OF DISTRIBUTION

  Any of the Debt Securities being offered hereby may be sold in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through dealers; and (iv) directly by the Company to purchasers.

  The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

  Offers to purchase Debt Securities may be solicited by agents designated by the Company from time to time. Any such agent involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Applicable Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Debt Securities so offered and sold.

  If Debt Securities are sold by means of an underwritten offering, the Company will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the Applicable Prospectus Supplement which will be used by the underwriters to make resales of the Debt Securities in respect of which this Prospectus is being delivered to the public. If underwriters are utilized in the sale of any Debt Securities in respect of which this Prospectus is being delivered, such Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Debt Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of Debt Securities, unless otherwise indicated in the Applicable Prospectus Supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of such Debt Securities will be obligated to purchase all such Debt Securities if any are purchased.

  If a dealer is utilized in the sale of the Debt Securities in respect of which this Prospectus is delivered, the Company will sell such Debt Securities to the dealer as principal. The dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the Debt Securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

  Offers to purchase Debt Securities may be solicited directly by the Company and the sale thereof may be made by the Company directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

  If so indicated in the Applicable Prospectus Supplement, the Company may authorize agents and underwriters to solicit offers by certain institutions to purchase Debt Securities from the Company at the public offering price set forth in the Applicable Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the Applicable Prospectus Supplement. Such delayed delivery contracts will be subject to only those conditions set forth in the Applicable Prospectus Supplement. A commission indicated in the Applicable Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Debt Securities pursuant to delayed delivery contracts accepted by the Company.

  Agents, underwriters and dealers may be entitled under relevant agreements with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof.

  Each series of Debt Securities will be a new issue and will have no established trading market. The Company may elect to list any series of Debt Securities on an exchange but, unless otherwise specified in the Applicable Prospectus Supplement, the Company shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the Debt Securities.

  Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for, the Company and its subsidiaries in the ordinary course of business.

                                LEGAL OPINIONS

  Unless otherwise specified in a Prospectus Supplement relating to particular Debt Securities, the validity of the Debt Securities offered hereby, will be passed upon for the Company by Shearman & Sterling, New York, New York. The validity of the Debt Securities offered hereby will be passed upon for the underwriters, dealers or agents, if any, by counsel to be named in the Applicable Prospectus Supplement.

                                    EXPERTS

  The financial statements and schedule incorporated in this Prospectus by reference to the 1997 Form 10-K have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated in this Prospectus by reference in reliance upon the authority of said firm as experts in giving said reports.

  The consolidated financial statements of the Company included in any subsequent Annual Report of the Company on Form 10-K and incorporated by reference in this Prospectus will have been examined by the independent public accountants whose report thereon appears in such Annual Report. Such consolidated financial statements of the Company shall be deemed to be incorporated herein from the date of filing of the applicable report on Form-10K in reliance on the reports of such independent public accountants, given on the authority of such firm as experts in auditing and accounting.

-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLE-MENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTA-TION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIR-CUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                                 ------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Cautionary Statement Concerning Forward-Looking Statements.................  S-2
The Company................................................................  S-2
Recent Developments........................................................  S-3
Use of Proceeds............................................................  S-5
Capitalization.............................................................  S-5
Ratio of Earnings to Fixed Charges.........................................  S-6
Asbestos Litigation........................................................  S-6
Description of the Debentures..............................................  S-6
Underwriting...............................................................  S-8
Notice to Canadian Residents...............................................  S-9
Validity of the Debentures................................................. S-10

                                  PROSPECTUS

Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    3
The Company................................................................    4
Use of Proceeds............................................................    4
Description of Debt Securities.............................................    4
Plan of Distribution.......................................................   12
Legal Opinions.............................................................   13
Experts....................................................................   13

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                            [LOGO OF OWENS CORNING]

                                 OWENS CORNING

                                 $400,000,000

                          7 1/2% Debentures due 2018

                             PROSPECTUS SUPPLEMENT

                          CREDIT SUISSE FIRST BOSTON

                           BNY CAPITAL MARKETS, INC.

                              MERRILL LYNCH & CO.

                      RBC DOMINION SECURITIES CORPORATION

                            SCOTIA CAPITAL MARKETS

                                   SG COWEN

-------------------------------------------------------------------------------